UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

E-WASTE CORP.

(Exact name of registrant as specified in its charter)

Florida	333-180251	45-4390042
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY  10022

(Address of principal executive offices, including zip code)

(212) 400-6900

(registrant’s telephone number, including area code)

520 Stokes Road, Suite C1

Medford, NJ. 08055

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 26, 2013, John Maute resigned as the sole director, President, Chief Executive Officer Secretary and Treasurer of E-WASTE CORP. (the “Company”).  To the knowledge of the Company, Mr. Maute’s resignation as a director was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The stockholders of the Company holding at least the requisite voting power of the issued and outstanding stock of the Company entitled to vote, acting by written consent without a meeting under Florida law, appointed Peter E. de Svastich as the sole director of the Company, to fill the vacancy so created by Mr. Maute’s resignation, effective April 26, 2013, upon the resignation of Mr. Maute, to serve until the next annual meeting of the stockholders of the Company, and until his successor is duly elected or appointed and qualified, or until his prior resignation or removal.

Effective April 26, 2013, Mr. de Svastich, sole director of the Company appointed himself as the Company’s President, Treasurer and Secretary, to serve at the pleasure of the Board of Directors.

Since April 2010, Mr. de Svastich, 68, has been a Managing General Partner of GEM Brazil Private Equity Fund SCA/SICAR.  Since September 2012, Mr. de Svastich has been a Managing Director of GEM Group, head of Latin America/Southern Europe/Administration.  From January 2009 to March 2010, Mr. de Svastich was a self-employed consultant; from June 2007 to December 2009, Mr. de Svastich was a Registered Representative at Partner Capital Group, LLC; and from April 2005 to November 2008, Mr. de Svastich served as a Partner, Chief Financial Officer and Chief Compliance Officer of Alpha Equity Management, L.P.

Mr. de Svastich is also a President and Director of WH Management Inc., a boutique investment and asset management firm, positions he has held since 1985.

Mr. de Svastich is a cum laude graduate of Princeton University.  He received his LLB from The Yale Law School and earned his Latin American Teaching Fellowship from The Fletcher School of Law and Diplomacy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

E-WASTE CORP.

Dated: May 1, 2013	By:	/s/ Peter E. de Svastich
Name: Peter E. de Svastich
Title: President